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                                                                    Exhibit 11.1

                             VLSI TECHNOLOGY, INC.

                 CALCULATION OF EARNINGS PER SHARE - unaudited
                       (thousands except per share data)

                                           Three     Months     Ended    Six    Months    Ended
                                           --------------------------    ----------------------
                                              June 28,      June 30,      June 28,      June 30,
                                               1996          1995          1996          1995
                                               ----          ----          ----          ----
Primary Earnings per Share

Net income                                    $ 8,273       $ 1,295       $11,443       $11,545
                                              =======       =======       =======       =======

Average number of common and
  common equivalent shares:
     Average common shares outstanding         45,672        37,738        45,687        37,241
     Dilutive options                           1,197         2,976           950         2,338
                                              -------       -------       -------       -------
Average number of common and
   common equivalent shares                    46,869        40,714        46,637        39,579
                                              =======       =======       =======       =======

Earnings per common and common
   equivalent share                           $   .18       $   .03       $   .25       $   .29
                                              =======       =======       =======       =======

Fully Diluted Earnings per Share

Net income                                    $ 8,273       $ 1,295       $11,443       $11,545
Add interest expense on convertible
   debt, net of tax effect (1)                   --            --            --            --
                                              -------       -------       -------       -------

Adjusted net income                           $ 8,273       $ 1,295       $11,443       $11,545
                                              =======       =======       =======       =======


Average number of common and
   common equivalent shares on a fully
   diluted basis:

     Average common shares outstanding         45,672        37,738        45,687        37,241
     Dilutive options                           1,197         3,389           950         2,914
     Conversion of convertible debt (1)          --            --            --            --
                                              -------       -------       -------       -------
Average number of common and
   common equivalent shares on a fully
   diluted basis                               46,869        41,127        46,637        40,155
                                              =======       =======       =======       =======

Fully diluted earnings per common
   and common equivalent share                $   .18       $   .03       $   .25       $   .29
                                              =======       =======       =======       =======



(1) The convertible debt is not included in the calculation of fully diluted earnings per share since their inclusion would have had an antidilutive effect.

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